                                                                    EXHIBIT 10.8

                  ADDENDUM TO AND EXTENSION OF YORK, U.K. LEASE

         THIS ADDENDUM TO AND EXTENSION OF YORK, U.K. LEASE ("Addendum") amends and extends the Lease between BIO-METRICS PROPERTIES, LTD. ("Landlord") and ACCENT OPTICAL TECHNOLOGIES (U.K.) LTD. (formerly known as ACCENT SEMICONDUCTOR TECHNOLOGIES (U.K.) LTD., "Tenant") dated July 28, 2000 ("Lease").

         The parties hereby agree as follows to amend the Lease to effect the following:

         1. Section 1.1.13 shall be amended to read as follows: "The "Term" shall mean the "Initial Term" and the "Extended Term." The "Initial Term" shall mean the period from July 28, 2000 to February 28, 2003 and the "Extended Term" shall mean the period from March 1, 2003 to February 28, 2006." Unless otherwise defined herein, defined terms shall have the meaning or definition used in the Lease.

         2. Notwithstanding anything contained in the Lease, Tenant shall be responsible for "Operating Expenses" and "Repairs." For purposes of this Agreement, "Operating Expenses" shall include all costs and expenses of every kind and nature incurred with respect to the use, occupancy, maintenance and operation of the Premises, except Repairs (as defined herein). For purposes of this Agreement, "Repairs" shall mean (i) the expenses listed in Section 5.2 of
Exhibit 5 for the Initial Term through the date of this Addendum; and (ii) for the period from the date of this Addendum through termination of the Lease, including the Extended Term, the maintenance and repairs listed in Sections 5.1 and 5.2 for which Tenant shall be responsible at Tenant's cost; provided, if the cost of such structural repairs in Section 5.1 exceeds or would exceed $50,000 in any one lease year (3/1 to 2/28, 2/29 in a leap year; provided, for such purposes the period from date of execution of this Addendum to 2/28/03 shall be included in the period 3/1/03 to 2/29/04), Tenant may elect to terminate the Lease, rather than make such repair(s). Landlord agrees that, if the cost of any such repair is covered by Landlord's insurance policy for the Building, Landlord will make the proceeds available to Tenant to make any repairs under Section 5.1; provided, Tenant shall pay fifty percent (50%) of any deductible up to $50,000 per lease year. Notwithstanding anything contained herein, If Landlord determines that Tenant cannot continue to occupy the Premises without structural repair or other maintenance to the portions of the Building not comprising the Premises for any reason, then Landlord may elect to terminate the Lease, rather than make such repairs or perform such maintenance, unless Tenant agrees to make such repairs or perform such maintenance within fifteen (15) days of notice of the need for such repairs or maintenance from Landlord.

         3. Additionally, Tenant shall be responsible for all Utilities and Tenant shall pay when due all charges for services and Utilities incurred in connection with the use, occupancy, operation and maintenance of the Premises, including (but not limited to) charges for fuel, water, gas, electricity, sewage, disposal, power, refrigeration, air conditioning, telephone and janitorial services. If any utility services are provided through Landlord, charges to Tenant shall be comparable to the prevailing rates for comparable services. If there are other tenants on the property and the charges are not separately metered or stated, Landlord shall apportion the

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charges on an equitable basis and Tenant shall pay its apportioned share on demand for the Premises.

         4. The parties agree that the Lease, as amended herein, shall remain in full force and effect through the remainder of the Term, subject to earlier cancellation as provided herein. The Lease, as amended herein, shall be interpreted to give full force and effect to the modifications herein.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective this 28th day of January 2003.

EXECUTED as a DEED by                        )

BIO-METRICS PROPERTIES                       )

Authorized officers                          )

             Director

             Director/Secretary   /s/

EXECUTED as a DEED by                        )

ACCENT SEMICONDUCTOR                         )

TECHNOLOGIES (U.K.) LTD.                     )

Acting by its duly authorized officers       )

             Director  /s/

             Director/Secretary

                                    EXHIBIT 5

                       Exhibit 5. Repairs and Maintenance

         5.1 Major Structural Repairs. Subject to Section 2 of the Addendum to the Lease, if any of the following repairs are necessary to the Premises, Tenant, subject to its rights to cancel the Lease or its rights to insurance proceeds from Landlord under Section 2 of the Addendum, shall make the following repairs:

         (1) Repairs and maintenance of the roof and gutters, exterior walls (including painting), bearing walls, structural members, floor slabs, and foundation.

         (2) Repair of sidewalks, driveways, curbs, parking areas, and areas used in common by Tenant and Landlord or tenants of other portions of the same building.

         (3) Repair and maintenance of exterior water, sewage, gas, and electrical services up to the point of entry to the Premises.

         (4) Repair of the heating and air conditioning system other than ordinary maintenance.

         5.2 Tenant's Obligations. The following as to the Premises shall be the responsibility of Tenant:

         (1) Repair of interior walls, ceilings, doors, windows, and related hardware, light fixtures, switches, and wiring and plumbing from the point of entry to the Premises.

         (2) Any repairs necessitated by the negligence or willful misconduct of Tenant, its agents, employees, and invitees, including repairs to the Building that would otherwise be covered under Section 5.1.

         (3) Ordinary maintenance of the heating and air conditioning system and any repairs necessary because of improper maintenance.

         (4) Any repairs or alterations required under Tenant's obligation to comply with laws and regulations as set forth in the Lease.

         (5)      All other repairs to the Premises.

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January 28, 2003

Bio-Metrics Properties, Ltd.

RE: YORK LEASE

         Accent Optical Technologies (U.K.) Ltd. ("Accent") and Bio-Metrics Properties, Ltd. ("Bio-Rad") have entered into an amendment and extension of the York Lease today. As part of the Amendment and Extension, Accent agreed to bear certain operating costs during the initial term of the York Lease and those operating costs and certain repair costs during the extension period.

         Certain costs to be borne under the lease by one party have been previously paid or borne by the other party ("York Lease Costs"). Further, there are certain amounts owing between the parties (and their affiliates) under the Supply and Transition Services Agreement, which amounts together with the York Lease Costs, are documented in an attachment hereto.

         The parties agree that such amounts owed between the parties (approximately $1,538,477 due Accent and approximately $1,041,765 due Bio-Rad) shall offset each other entirely. The offset shall be in full and final settlement of such amounts and Accent waives and releases Bio-Rad from any claim for the difference between the amounts. As described in the attachment, the offset shall not include $299,424, consisting of $100,000 collected from TSMC, $36,220 from Intel owed to Accent, and $163,204 (originally Singapore Dollars $262,826.13) from Data Storage that Bio-Rad has collected. Bio-Rad will assure that such $299,424 be promptly remitted to Accent's United Kingdom affiliate. To the extent this letter relates to obligations of a party under the York Lease, this letter shall be deemed to be an amendment to such lease. Please acknowledge below your agreement as to such waiver/offset of certain costs/expenses owing between the parties, except such $ 299,424.

         Very truly yours,

         /s/ Gregory A. Kaiser

         Gregory A. Kaiser
         President

                                                                          PAGE 1

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ACKNOWLEDGED AND AGREED:

BIO-METRICS PROPERTIES

Authorized officers

Director

Director/Secretary /s/

                                                                          PAGE 2

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LEASE ADJUSTMENTS DUE ACCENT:

SCHEDULE 1

ACCENT OPTICAL TECHNOLOGIES (U.K.) LTD

FACILITIES COSTS TO RECHARGE TO BIO-RAD                                                                             [GB(POUND)]

                                                        Comm-                                            Property     Health &
                                           Total     unications        Gas      Power         Water         Tax        Safety
                                         --------    ----------      ------    -------        -----      --------     --------
Base Period                               132,578        36,708       8,668     42,117        5,622        39,463
                                         ========    ==========      ======    =======        =====      ========     =======
Year ended 31 July 2001                   192,733        36,539      10,412     54,960        3,447        45,750      41,624
                                         --------    ----------      ------    -------        -----      --------     -------
Year ended 31 July 2002                   170,155        39,120      12,514     64,517        2,531        51,473
                                         --------    ----------      ------    -------        -----      --------     -------
1 August 2002 to date (pre VAT)            60,696        17,399         418     15,820          619        26,440           0
                                         --------    ----------      ------    -------        -----      --------     -------
subttl                                    423,583        93,058      23,345    135,296        6,597       123,663      41,624

VAT @ 17.5%                                52,486        16,285       4,085     23,677        1,154                     7,284
                                         --------    ----------      ------    -------        -----      --------     -------
Due to Accent at 11/30/02                 476,069       109,343      27,430    158,973        7,751       123,663      48,908
                                         ========    ==========      ======    =======        =====      ========     =======
Converted to US $$ @ $1.598              $760,759
                                         ========

Please Note that the 41,624 Health and Safety issue was required to be installed and was agreed to be paid for by Bio-Rad.

Balances Under the Original Transaction Agree and Service Agreements

ACCENT OPTICAL TECHNOLOGIES
BIO-RAD RECONCILIATION

US DOLLARS

                                                Due                      Due                Net Due to
                                            Bio-Rad (1)               Accent (2)              Bio-Rad
                                            -----------               ----------            ----------
US balance per ledger                         335,086                  194,288                140,798
UK balance per ledger                         706,679                  583,430                123,249
Balance at 30 Nov 02*                       1,041,765                  777,718                264,048

(EXCLUDES $299,424 OF PAYMENTS MADE TO BIO-RAD BY TSMC, INTEL AND DATA STORAGE[CHARTERED SEMI]

(1) BALANCES DUE BIO-RAD INCLUDE BUT ARE NOT LIMITED TO:

Distribution Agreement fees, IT charges, Moving cost of Randolph, Expenses that Bio-Rad paid on behalf of Accent, Severance and retention payments. For the avoidance of doubt, the

                                                                          PAGE 1

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balances due to Bio-Rad which are to be offset hereby does not include any amounts due or to become due to Bio-Rad under that certain Seller Note of Accent in favor of Bio-Rad in the original principal amount of $8,000,000 dated July 31, 2002.

(2)      BALANCES DUE ACCENT INCLUDE BUT ARE NOT LIMITED TO:

Receivables Payments collected by Bio-Rad (excepting the 3 noted payments), CDS royalties for units shipped prior to July 31, 2000. This category amount does not include the York facilities amounts noted in Schedule 1. This category amount plus the York facilities amounts noted in Schedule 1 above shall be offset entirely by the balances due Bio-Rad as described above. As noted in the side letter to which this document is attached, Bio-Rad shall remit to Accent the 3 noted payments made to Bio-Rad by TSMC, Intel and Data Storage (Chartered
Semi). Nothing herein or in the letter to which this attachment relates will affect Accent's ability to collect from Bio-Rad any future payments received by Bio-Rad on accounts receivable of Accent or on accounts receivable that have been assigned/sold by Bio-Rad to Accent

                                                                          PAGE 2